UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 27, 2008

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Item 8.01	Other Events

An Amendment of Solicitation/Modification of Contract (“Amendment”) to the contract between Humana Military Healthcare Services, Inc. (“HMHS”), a wholly-owned subsidiary of Humana Inc., and the United States Department of Defense TRICARE Management Activity (“TMA”) concerning Humana’s contract with TMA for administration of the TRICARE program in TMA’s South Region became effective as of April 1, 2008. A copy of the Amendment is attached hereto as Exhibit 10 and is incorporated herein by reference.

The Amendment (i) extends the term of the contract through Option Period V, which runs from April 1, 2008 to March 31, 2009, and (ii) incorporates into the contract the parties’ negotiated target underwritten health care cost and underwriting fee for Option Period V.

HMHS, headquartered in Louisville, Kentucky, has been a Department of Defense contractor for the TRICARE program since July 1, 1996. In August 2003, HMHS was awarded the contract to provide health benefits support and services to approximately 2.9 million active duty and retired military and their eligible family members in the ten-state South Region.

Revenues associated with the anticipated contract amendment and the related operating margin were included in Humana’s 2008 consolidated guidance in the Company’s press release dated March 12, 2008.

Additionally, on March 24, 2008, the Department of Defense published the final RFP for the TRICARE Third Generation (T-III) Managed Support Services Solicitation (“RFP”). Under the RFP bid submissions are due on May 27, 2008. A specific award date was not disclosed. Humana intends to participate in the RFP.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10	Amendment of Solicitation/Modification of Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Kathleen Pellegrino
Kathleen Pellegrino
Vice President & Acting General Counsel

Dated: April 2, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

10	Amendment of Solicitation/Modification of Contract